SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



       Date of report (Date of earliest event reported): October 16, 1997



                              IVI Publishing, Inc.
             (Exact Name of Registrant as Specified in Its Charter)


                                    Minnesota
                 (State or Other Jurisdiction of Incorporation)


         0-22212                                             41-1686038
(Commission File Number)                 (I.R.S. Employer Identification Number)


                             7500 Flying Cloud Drive
                          Eden Prairie, Minnesota 55344
               (Address of Principal Executive Offices) (Zip Code)


                                  612-996-6000
              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.   Other Events.

         IVI Publishing, Inc. (the "Company") has entered into a settlement of a lawsuit brought against the Company by Viridis, Inc. The settlement calls for the payment of $350,000 and the issuance of 175,000 shares of the Company's Common Stock to Viridis. On October 16, 1997, the Company issued 175,000 shares of its Common Stock, having an estimated value of $433,125, to Hy Jack Partners I in connection with such settlement.

         On October 28, 1997, the Company issued 1,750,125 shares of its Common Stock upon the conversion of convertible subordinated debentures in the principal amount of $3,500,250, which convertible subordinated debentures were sold to various institutional investors and individuals in November 1996. Prior to the conversion, the Company was obligated to make annual interest payments of $320,000 on the debt and would have been required to repay the principal amount in November 1999.

         In addition, on October 30, 1997, the Company issued 1,000,000 shares of Common Stock to Davidson & Associates, Inc. ("Davidson") in exchange for 2,000 shares of convertible preferred stock, which preferred stock was issued to Davidson in November 1995 for $2 million. The Company was obligated to make annual interest payments of $120,000 to Davidson and would have been required to repay the $2 million principal in November 1998.

         On November 10, 1997, the Company was advised that America's Health Network ("AHN") had closed a significant equity financing, and on the same date received $925,000 from AHN which represents the past due amounts owing to the Company plus interest. The Company is a minority shareholder and licensee of AHN. The Company will recognize revenue of $1.36 million from AHN in the fourth quarter. The Company also expects AHN to make its remaining scheduled royalty payments to the Company through the year 2001. While the Company now believes that all of the required payments from AHN will be made, payment in full will depend on the success of AHN in restructuring its business, which cannot be assured.

Item 7.   Financial Statements and Exhibits.

         (a)      Financial statements:  None.

         (b)      Pro forma financial information:  None.

         (c)      Exhibits:  None.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 11, 1997
                                        IVI PUBLISHING, INC.


                                        By /s/ Charles A. Nickoloff
                                        Charles A. Nickoloff, Vice President and
                                            Acting Chief Financial Officer